Exhibit 10.22

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of July 26, 2022, by and between Gamida Cell, Inc., a Delaware corporation (the “Company”), and Ronit Simantov (the “Employee”) (individually, each a “Party” and collectively, the “Parties”).

WHEREAS, Employee is employed by the Company and performs services for the Company and its affiliates, on the terms and conditions set forth in that certain Offer Letter by and between the Company and Employee, dated as of April 30, 2017, as amended (the “Employment” and the “Original Agreement”, respectively; capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Original Agreement; the Original Agreement, as amended hereby, shall be referred to herein as the “Agreement”);

WHEREAS, in connection with Employee’s Employment with the Company, the Employee has undertaken certain undertakings in the Original Agreement related to the preservation and protection of the confidential information of the Company and its affiliates and their respective rights in all inventions and in all related intellectual property rights (the “Undertaking”);

WHEREAS, the Parties wish to amend the Original Agreement such that the terms of this Amendment shall govern the subject matters described in the immediately succeeding paragraph in lieu of all terms currently set forth in the Original Agreement in respect of such subject matters whether or not expressly referred to herein or amended or replaced hereby, all as further set forth in this Amendment.

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the Parties herein contained, and intending to be legally bound hereby, the Parties hereto agree to amend the Original Agreement as follows, such that the following provisions shall supersede, replace and terminate any and all provisions of the Original Agreement that govern or pertain to (i) the termination of Employment (however arises) and to any severance or other payments or benefits to which Employee may be eligible in connection therewith, or (ii) the governing law and jurisdiction of the Agreement:

1. Termination. The Employee’s Employment may be terminated without breach of the Agreement as set forth below:

(a) Death; Disability. The Employee’s Employment shall terminate upon the Employee’s death or Disability (as hereafter defined) to the extent permissible under applicable law. Upon any such termination, the Employee (or, in the event of the Employee’s death, the Employee’s estate) shall receive the Base Salary through the Date of Termination (as hereafter defined), as well as (i) reimbursement for approved but unpaid business expenses through the Date of Termination, (ii) any fully earned and declared (by the board of directors of the Company) Annual Target Bonus as of the Date of Termination which was not paid yet, and (iii) any other amount and/or entitlement owed to the Employee pursuant to applicable law upon such termination. The Employee (and, in the event of the Employee’s death, the Employee’s estate) shall not be entitled to any other amounts or benefits from the Company or otherwise upon any such termination, notwithstanding anything to the contrary contained in the Agreement or otherwise. For purposes of the Agreement, “Disability” shall mean the inability of the Employee to perform the Employee’s duties on account of a physical or mental illness for a period of sixty (60) consecutive days, or for ninety (90) days in any six (6) month period. Notwithstanding anything to the contrary contained in the Agreement or otherwise, during any period of Disability, the Company shall not be obligated to pay any compensation, benefits or other amounts to the Employee, except as mandated by applicable law.

(b) Cause. The Company may terminate the Employee’s Employment for Cause at any time upon written notice to Employee.

(i) For purposes of the Agreement, the Company shall have “Cause” to terminate the Employee’s Employment hereunder pursuant to Employee’s:

(1) any material breach of this Agreement or of any other written agreement between Employee and the Company, if such breach causes material harm to the Company or to any of its affiliates or reasonably threatens to cause such harm;

(2) any material failure to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Employment, if such failure causes material harm to the Company or to any of its affiliates and to the extent it is deemed curable by the Employee, is not cured within 10 days after written notice thereof is given to the Employee by the Company;

(3) any commission, conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State;

(4) any willful, intentional or grossly negligent act having the effect of materially injuring (whether financially or otherwise) the business or reputation of the Company or of any of its affiliates, which to the extent it is deemed curable by the Employee, is not cured within 10 days after written notice thereof is given to the Employee by the Company; or

(5) any willful misconduct with respect to any of Employee’s material duties or obligations under the Agreement or applicable law or regulation, which, to the extent it is deemed curable is not cured within 10 days after written notice thereof is given to the Employee by the Company.

(ii) A purported termination of Employee’s employment for Cause shall not be effective unless the Company provides written notice to Employee of the facts alleged by the Company to constitute Cause and such notice is delivered to Employee no more than 90 days after the Company has actual knowledge of such facts.

(iii) In the event that the Company terminates the Employee’s Employment for Cause, the Employee shall receive the Base Salary through the Date of Termination, and any other amount and/or entitlement owed to the Employee pursuant to applicable law upon such termination, as well as reimbursement for approved but unpaid business expenses through the Date of Termination. The Employee shall not be entitled to any compensation, benefits or other amounts from the Company or otherwise upon such termination, notwithstanding anything to the contrary contained in the Agreement or otherwise.

(c) Termination without Cause/Resignation. The Employee’s Employment may be terminated at any time by the Company or by the Employee upon the Employee’s resignation. In the event of the termination of the Employee’s Employment by the Company for any reason (other than a termination for Cause), or the Employee’s resignation for any reason, it is agreed that the terminating Party shall give the other Party three (3) month’s notice of such termination in accordance with Section 1(d) below; provided, however, that in the event of termination of the Employee’s Employment by the Company for any reason (other than a termination for Cause), or the Employee’s resignation for any reason, that occurs upon, or during the twelve (12)-month period following, a Change in Control (as defined below), it is agreed that the terminating Party shall give the other Party six (6) month’s notice of such termination in accordance with Section 1(d) below. In the event of the Company’s termination of Employee’s Employment for any reason (other than a termination for Cause) or Employee’s resignation for any reason: (i) the Employee shall receive the Base Salary through the Date of Termination, reimbursement for approved but unpaid business expenses through the Date of Termination, fully earned and declared (by the board of directors of the Company) Annual Target Bonus as of the Date of Termination which was not paid yet, any other amount and/or entitlement owed to the Employee pursuant to applicable law upon such termination, and, if applicable, the separation benefits described in Section 1(g) below, and (ii) the Company shall have the right to determine whether or not the Employee will actively work during the notice period.

(d) Notice of Termination. Any termination of the Employee’s Employment by the Company or by the Employee (other than termination upon the death of the Employee) shall be communicated by written Notice of Termination by such Party to the other Party in accordance with the notice provisions of the Agreement. Such Notice of Termination shall specify the last day of the Employee’s Employment with the Company.

(e) Date of Termination. “Date of Termination” shall mean: (i) if the Employee’s Employment is terminated by the Employee’s death, the date of the Employee’s death, or (ii) if the Employee’s Employment is terminated pursuant to any of the other terms set forth herein, the date specified in the Notice of Termination.

(f) Transition. Regardless of the circumstances surrounding the Employee’s termination of Employment, the Employee hereby agrees that upon the Employee’s termination of Employment, the Employee will return to the Company all Company property and will make reasonable efforts to facilitate the orderly transition of the Employee’s duties and responsibilities. Any such transition assistance following Employee’s last day of employment with the Company, shall be at no out-of-pocket cost or expense to the Employee and shall be subject to Employee’s commitments to any new employer.

(g) Separation Benefits.

(i) Non-Compete Payments after Termination not in connection with a Change of Control. In the event of the Company’s termination of Employee’s Employment not for Cause, or the Employee’s resignation from Employment for Good Reason (as defined below), then in consideration for Employee’s compliance with and performing of the obligations set forth in Section 1(h) below (‘Unfair Competition and Non-Solicitation’) during the noncompetition period as set forth in Section 1(h)(i) below, the Company shall pay Employee, in a single lump-sum payment within 30 days after the Date of Termination an amount equal to 65% of the Base Salary, less applicable deductions and withholdings and less any severance pay-related amounts (if any) then paid, payable or accrued and released to or for the benefit of the Employee (whether pursuant to applicable law, any agreement, or otherwise) as a result of or in connection with such termination. The receipt of any payments herein is subject to Employee signing and not revoking a Release (as defined below) within the minimum time period required by applicable law, as specified by the Release.

(ii) For purposes of the Agreement, “Good Reason” means the occurrence of any of the following events without the Employee’s consent; provided, that any resignation by the Employee due to any of the following conditions will only be deemed as made for Good Reason if: (i) the Employee gives the Company written notice of the circumstances alleged by Employee to constitute Good Reason and of the intent to terminate Employment for Good Reason, which notice will be delivered within 30 days following the first occurrence of the condition(s) that the Employee believes constitutes Good Reason and will describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within 30 days following receipt of the Employee’s aforesaid written notice (the “Cure Period”); (iii) the Employee has cooperated in good faith with Company’s efforts to remedy such condition(s); and (iv) the Employee actually resigns from his/her Employment within the first 15 days after expiration of the Cure Period: (a) a material reduction by the Company of Employee’s Base Salary or annual bonus target (if any) as in effect immediately prior to the reduction, provided that a compensation plan change that affects similarly all employees at similar levels will not constitute Good Reason; (b) a material reduction in the Employee’s authority, duties or responsibilities, provided that a reduction that takes place within twelve (12) months following a Change in Control, or a change in job title or reporting relationship without a reduction in Employee’s base salary or annual bonus target, will not constitute Good Reason; or (c) relocation of the offices at which the Employee is required to work to a location outside 50 miles from Employee’s home. Employee’s death or Disability will not constitute a without Cause termination or Good Reason resignation under the Agreement.

(iii) For purposes of the Agreement, a “Change in Control” shall mean a Merger/Sale as defined under the Company’s 2017 Share Incentive Plan, as amended.

(iv) Non-Compete Payments after and Acceleration upon Termination in connection with a Change of Control. In the event of a Change in Control, if the Employee’s Employment is terminated by the Company not for Cause or the Employee resigns from Employment for Good Reason, in either case, within twelve (12) months following the consummation of such a Change in Control, then (a) in consideration for Employee’s compliance with and performing of the obligations set forth in Section 1(h) below (‘Unfair Competition and Non-Solicitation’) during the noncompetition period as set forth in Section 1(h)(i) below, the Company shall pay Employee, in a single lump-sum payment within 30 days after the Date of Termination an amount equal to 100% of the Base Salary, less applicable deductions and withholdings and less any severance pay-related amounts (if any) then paid, payable or accrued and released to or for the benefit of the Employee (whether pursuant to applicable law, any agreement, or otherwise) as a result of or in connection with such termination, and (b) any Options and other equity awards of the Company that have been granted to the Employee prior to the Change of Control and are outstanding as of the Date of Termination shall fully vest and become exercisable on such date in accordance with the terms of the applicable Plans. The receipt of any payments or accelerated vesting herein is subject to Employee signing and not revoking a Release (as defined below) within the minimum time period required by applicable law, as specified by the Release.

(v) Conditions Precedent. Any severance payments, benefits, or acceleration contemplated by this Section 1(g) are conditional on Employee: (i) continuing to comply with the terms of the Agreement and the Undertaking; and (ii) signing and not revoking a separation agreement and release of known and unknown claims in the form provided by the Company (including non-disparagement, cooperation with the Company and no cooperation with third parties provisions) (the “Release”) and provided that such Release becomes effective and irrevocable within the minimum time period required by applicable law, as specified by the Release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Employee will forfeit any rights to payments, benefits, or acceleration under this Section 1(g) or elsewhere in the Agreement. Any severance payments under the Agreement that would not be considered deferred compensation subject to Section 409A will be paid on the first payroll date that occurs on or after the date the Release becomes effective.

(vi) Section 409A. The payments and benefits under the Agreement are intended to qualify for an exemption from application of Section 409A of the Code (“Section 409A”) or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein will be interpreted accordingly. To the extent that any payment or benefit described in the Agreement constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon the termination of the Employment, then such payments or benefits will be payable only upon Employee’s “separation from service.” The determination of whether and when a separation from service has occurred will be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). Notwithstanding anything in the Agreement to the contrary, if at the time of Employee’s separation from service, the Company determines that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Employee become entitled to under the Agreement on account of Employee’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment will not be payable and such benefit will not be provided until the date that is the earlier of (A) six months and one day after Employee’s separation from service, (B) Employee’s death, or (C) such earlier date as permitted under Section 409A without imposition of adverse taxation. The Company makes no representation or warranty and will have no liability to the Employee or any other person if any provisions of the Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A.

(vii) Modified Economic Cutback Following a Sale Event. If any payment or benefit that the Employee would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for the Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), will be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code will be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

Unless the Employee and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment will perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company will use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Employee and the Company within 15 calendar days after the date on which the Employee’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Employee or the Company) or such other time as requested by the Employee or the Company.

If the Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Employee will promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, the Employee will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(h) Unfair Competition and Non-Solicitation.

The Employee, acknowledging that he/she provides services that are of particular and special value to the Company and its direct or indirect parent, subsidiary and affiliated companies, and its and their respective successors and assigns (in this Section 1(h), collectively – the “Company”), and that it is critical for the Company to preserve and protect its Confidential Information, and its rights in Inventions and in all related intellectual property rights, hereby undertakes and warrants towards the Company as follows:

(i) Employee undertakes that during the term of engagement with the Company and the Tail Period (as defined below), regardless of the reason for Employee’s separation from Company, Employee shall not, directly or on behalf of any other third party: (i) engage in or establish or otherwise become involved in, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, any business, occupation, work or any other activity involving stem cell therapies and/or NK cells, in each case relating to the treatment of cancer; (ii) solicit, hire or retain as an employee, consultant or otherwise, any employee of the Company or induce or attempt to induce any such employee to terminate or reduce the scope of such employee’s employment with the Company; and (iii) solicit or induce, or attempt to solicit or induce, any employee, consultant, service provider, business partner, agent, distributor, supplier or customer of the Company, or any third party with respect to which the Company took substantial steps to engage as an employee or as any of the foregoing capacities during the period of Employee’s engagement with the Company, to terminate, reduce or modify the scope of its or their engagement with the Company or work for, in any capacity, a competitor of the Company. It is understood that the restrictions set forth in Section 1(h)(i) above shall apply only to those geographical areas in which the Company actively conducts, or takes meaningful steps to actively conduct its business during the period of Employee’s employment at the Company. Employee hereby represents and confirms that the restrictions set forth in this paragraph are not unduly burdensome, financially or otherwise, for the Employee. For purposes of this Section 1(h), the “Tail Period” means (i) in the event Employee’s separation from the Company arises from a termination by the Company not for Cause or a resignation by the Employee for Good Reason, a period of twelve (12) months from the Termination Date, provided that the payments pursuant to Section 1(g) above shall have been duly paid to the Employee, and (ii) in the event Employee’s separation from the Company arises from any other reason, a period of six (6) months from the Termination Date.

(ii) Employee acknowledges that in light of Employee’s positions at the Company and in view of Employee’s exposure to, and involvement in, the Company’s sensitive and valuable proprietary information, intellectual property and technologies, Confidential Information and Confidential Materials (the “Company’s Material Assets”), the provisions of this Section 1(h) are reasonable and necessary to legitimately protect the Company’s Material Assets, and are being undertaken by Employee as a condition to the engagement of Employee by the Company. Employee confirms that Employee has carefully reviewed the provisions of this Section 1(h), fully understands the consequences thereof and has assessed the respective advantages and disadvantages to Employee of entering into this Amendment and, specifically, Section 1(h) hereof. Employee understands that, Employee has the right to consult with counsel prior to signing this Amendment. Employee hereby confirms that Employee has had ample time to exercise such right. Notwithstanding anything to the contrary contained in the Agreement or otherwise, the Employee declares that he/she is financially capable of undertaking these non-compete and non-solicitation provisions.

(iii) Employee acknowledges and agrees that the enforcement of the covenants in this Section 1(h), and otherwise in the Agreement, is not contingent upon the payment of any additional cash consideration or the grant of any benefit, and that any payments (if any) made to Employee by the Company during the post-termination period set forth in Section 1(h)(i) above (such as non-compete payments, on certain circumstances) shall not limit or otherwise affect the enforceability of the covenants for the entire applicable period set forth above, and that good and valid consideration exists for the covenants herein apart from any cash consideration, and that such covenants are separately justified, appropriate and based on legitimate business reasons, regardless of the circumstances surrounding Employee’s separation from the Company. Employee understands and agrees that the provisions of Section 1(g) above and this Section 1(h) shall not apply if Employee’s employment with the Company is based in the State of California.

The provisions of this Section 1 amend, supersede, replace and terminate in its or their entirety any and all provisions of the Original Agreement that govern or pertain to, or otherwise set forth any terms or conditions relating to, any termination of Employment or any severance or other payments, or vesting acceleration or other benefits, to which Employee may be eligible (if at all) upon, after or in connection with any such termination.

2. Employee Representations.

(a) The Employee hereby acknowledges that the Employee’s undertakings under Section 1(h) constitutes a precondition of the Employment. The Employee further affirms that the Agreement, including all exhibits, schedules and appendices thereto constitute the entire understanding of the Parties with respect to the subject matter hereof or otherwise to the Employee’s employment with the Company, and supersede any understanding, agreement, promises, negotiations, proposals, discussions, understandings and arrangements whether oral or written between the Company and the Employee.

(b) The Employee acknowledges that the Employee has been advised to obtain independent counsel to evaluate the terms, conditions and covenants set forth in this Amendment, and the Employee has been afforded ample opportunity to obtain such independent advice and evaluation. The Employee warrants to the Company that the Employee has relied upon such independent counsel and not upon any representation (legal or otherwise), statement or advice said or offered by the Company or the Company’s counsel in connection with this Agreement.

3. No Retention Rights. Nothing in the Agreement or otherwise shall confer upon Employee the right to continue in the employ of, or be in the service of the Company or any Subsidiary or other affiliate thereof as a service provider or to be entitled to any remuneration or benefits not set forth in the Agreement, or to interfere with or limit in any way the right of the Company or any such Subsidiary or other affiliate thereof to terminate Employee’s employment or service (including, any right of the Company or any of its affiliates to immediately cease the Employee’s employment or service or to shorten all or part of the notice period, regardless of whether notice of termination was given by the Company or its affiliate or by the Employee). Employee shall not be entitled to claim and Employee hereby waives any claim against the Company or any Subsidiary or other affiliate thereof, that Employee was prevented from continuing to accrue any rights pursuant to the Agreement as of and through the date of termination of employment with, or services to, the Company or any Subsidiary or other affiliate thereof. Employee shall be entitled to any compensation which would have accrued had Employee’s employment or engagement with the Company (or any Subsidiary or other affiliate thereof) not been terminated.

4. Choice of Law. All questions concerning the construction, validity and interpretation of the Agreement will be governed by the laws of the state or commonwealth in which Employee primarily works for the Company, without regard to any conflict of laws principles that would require the application of the laws of a different jurisdiction. Employee expressly consents to the personal jurisdiction and venue of the state and federal courts located in the state or district in which Employee primarily works for Company and the state or district in which Company’s headquarters is located for any lawsuit filed there against Employee by Company arising from or related to the Agreement (although Company will not file a lawsuit in the state or district in which Company’s headquarters is located if prohibited by applicable law). Employee will not change the state or district where Employee is primarily working for the Company without providing prior written notice to the Company of such change (other than in the case of any such change requested or required of Employee by the Company).

The provisions of this Section 4 amend, supersede, replace and terminate in its or their entirety any and all provisions of the Original Agreement that govern or pertain to, or otherwise set forth, the law that governs the Agreement or any aspect thereof (such as the validity, interpretation, construction or performance thereof) or the jurisdiction or venue for the filing of any lawsuit arising from or related to the Agreement.

5. No Further Amendments. Except as expressly amended herein, the Original Agreement shall remain in full force and effect.

6. Remedies of the Company. Upon any termination of the Employment for Cause, the reasons for which may cause irreparable harm to the Company, the Company shall be entitled to institute and prosecute proceedings to obtain injunctive relief and damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses.

7. Enforceability of the Agreement.

(a) The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision hereunder. If a court of competent jurisdiction determines that any portion of the Agreement is in violation of any statute or public policy only the portions of the Agreement that violate such statute or public policy shall be stricken, and all other portions of the Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, if any one or more of the provisions contained in the Agreement is determined by a court of competent jurisdiction in any State to be excessively broad as to duration, scope, activity or subject, or is unreasonable or unenforceable under the laws of such State, such provisions will be construed by limiting, reducing, modifying or amending them so as to be enforceable to the maximum extent permitted by the law of that State. If the Agreement is held unenforceable in any jurisdiction, such holding will not impair the enforceability of the Agreement in any other jurisdiction.

(b) No waiver by either Party hereto at any time or any breach by the other Party hereto of, or compliance with, any condition or provision of the Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart. Counterparts may also be delivered by facsimile or email transmission (in pdf format or the like, or signed with docusign, e-sign or any similar form of signature by electronic means) and any counterpart so delivered shall be sufficient to bind the parties to this Amendment or any other agreements contemplated hereby, as an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment to Employment Agreement as of the date first written above.

GAMIDA CELL, INC.

By:	/s/ Julian Adams
Name:	Julian Adams, Ph.D.
Title:	Chief Executive Officer

/s/ Ronit Simantov
Ronit Simantov